VPR Brands, LP Announces 2016 Fourth Quarter and Full Year Results

FORT LAUDERDALE, FL--(Marketwired – April 18, 2017) - VPR Brands, LP (OTC PINK: VPRB) released 2016 fourth quarter and full year revenue and financials. 2016 revenue totaled $1,580,676, which represents a 4,620.85% increase over 2015 revenue of $342. , For 2016, VPR Brands had a gross profit margin of 30.42%, gross profit of $480,852 and a net operating loss of $327,757.

Fourth quarter 2016 revenue totaled $972,322, representing a 59.82% increase over third quarter 2016 revenue of $608,354. Fourth quarter 2016 operating margins were down slightly compared to the third quarter 2016 to 29.03%, with $282,298 in gross profit and a net operating loss of $206,174.

“The acquisition we made in 2016 was a bold move that has added incremental business and value to the Company for the last half of 2016 and has given us a running start into 2017. We believe that the Company is now well positioned to take advantage of the growing cannabis market segment,” said Kevin Frija, CEO of VPR Brands, LP. “We will continue to stay focused on our mission of building long-term value for the Company, both organically or through additional acquisitions that make sense for the Company."

“I couldn’t be more excited for our portfolio of brands, our team of people, our great clients, our strategic alliances and our growth potential within the rapidly expanding cannabis space. Although 2016 was a short year for us, I believe we have set a solid foundation for growth that we can build upon for years to come,” commented Daniel Hoff, COO of VPR Brands, LP.

Although our sales are not segregated by brand or product category, our primary revenue source is from vaporization devices specifically created for use with medical cannabis and recreational marijuana. These devices are specifically created for use with extract oils and concentrates which are vaped, providing optimal results and the best experience for patients and recreational users. Vaporizers are far more convenient and discrete compared to traditional cannabis use methods. These units are compact, easy to carry and concealable. Modern cannabis vaporizers do not emit distinct and lingering odors that are affiliated with traditional marijuana use. We believe that portable vaporizers as the fastest growing delivery mechanism for marijuana. Our team is currently working with other market leaders within cannabis growth and extraction to innovate and further educate the marketplace on its advantages.

About VPR Brands LP:

VPR Brands is a technology company whose assets include issued U.S. and Chinese patents for atomization related products including technology for medical marijuana vaporizers and electronic cigarette products and components. The Company is also engaged in product development for the vapor or vaping market, including e-liquids, vaporizers and electronic cigarettes (also known as e-cigarettes) which are devices which deliver nicotine and or cannabis through atomization or vaping, and without smoke and other chemical constituents typically found in traditional products. For more information about VPR Brands, please visit the Company on the web at www.vprbrands.com.

Forward-Looking Statements:
This news release contains statements that involve expectations, plans or intentions, and other factors discussed from time to time in the Company's Securities and Exchange Commission filings. These statements are forward-looking and are subject to risks and uncertainties, so actual results may vary materially. The Company cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date made. The Company disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Contact Information:

VPR Brands, LP

Kevin Frija CEO

(954) 715-7001

info@vprbrands.com